Exhibit 99.1

For immediate release:	Media Relations Contact
November 18, 2016	Joan Campion
212-733-2798

Investor Relations Contact
Ryan Crowe
212-733-8160

Pfizer Announces Pricing of Tender Offer for Any and All of its

6.200% Senior Notes Due March 15, 2019

NEW YORK, NY, November 18, 2016 — Pfizer Inc. (NYSE: PFE) (the “Company”) today announced the pricing  of the previously announced tender offer (the “Tender Offer”) to purchase for cash any and all of its outstanding 6.200% Senior Notes due March 15, 2019 listed in the table below (the “Notes”).

Title of Security	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Reference Treasury Yield	Fixed Spread	Tender Offer Consideration (1)(2)
6.200% Senior Notes due 2019	717081 DB6	$3,250,000,000	1.000% UST due November 15, 2019	FIT1	1.348%	+25 bps	$1,104.23

(1)         Per $1,000 principal amount.

(2)         Tender Offer Consideration (as defined below) calculated on the basis of pricing for the U.S. Treasury Reference Security as of 2:00 p.m., New York City time, on November 18, 2016.

The Tender Offer is being made pursuant to the terms and conditions set forth in the offer to purchase, dated November 14, 2016, and the related letter of transmittal and notice of guaranteed delivery (as they may each be amended or supplemented from time to time, the “Tender Offer Documents”), to purchase for cash any and all of the Notes. The Company refers investors to the Tender Offer Documents for the complete terms and conditions of the Tender Offer.

The “Tender Offer Consideration” listed in the table above for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offer was determined in the manner described in the Tender Offer Documents by reference to a fixed spread for the Notes (the “Fixed Spread”) specified in the table above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above at 2:00 p.m., New York City time, on November 18, 2016.

Holders also will receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date the Company initially makes payment for such Notes, which date is anticipated to be November 21, 2016 (the “Settlement Date”).

Information Relating to the Tender Offer

Citigroup Global Markets Inc. is the dealer manager for the Tender Offer. Investors with questions regarding the Tender Offer may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Global Bondholder Services Corporation is the depositary and information agent for the Tender Offer and can be contacted at (866) 470-4300 (toll-free) or (212) 430-3774 (collect).

None of the Company or its affiliates, their respective boards of directors, the dealer manager, the depositary and information agent or the trustee with respect to the Notes is making any recommendation as to whether holders should tender any Notes in response to the Tender Offer, and neither the Company nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes and the Tender Offer does not constitute an offer to buy or the solicitation of an offer to sell Notes in any jurisdiction or in any circumstances in which such offer or solicitation are unlawful. The full details of the Tender Offer, including complete instructions on how to tender Notes, are included in the Tender Offer Documents. Holders are strongly encouraged to read carefully the Tender Offer Documents, including materials incorporated by reference therein, because they will contain important information. The Tender Offer Documents may be downloaded from Global Bondholder Services Corporation’s website at http://www.gbsc-usa.com/pfizer/ or obtained from Global Bondholder Services Corporation, free of charge, by calling toll-free at (866) 470-4300 (bankers and brokers can call collect at (212) 430-3774).

About Pfizer

At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products. Our global portfolio includes medicines and vaccines as well as many of the world’s best-known consumer health care products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world’s premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, we have worked to make a difference for all who rely on us.

Forward-Looking Statements

This press release contains forward-looking statements. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning or by using future dates in connection with any discussion of, among other things, expectations regarding the pricing, expiration and settlement of the Tender Offer. A list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended April 3, 2016, July 3, 2016 and October 2, 2016, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Risk Factors,” and in our Current Reports on Form 8-K. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements, and you are cautioned not to put undue reliance on forward-looking statements. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the Securities and Exchange Commission (the “SEC”). You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, 10-Q and 8-K reports and our other filings with the SEC.